Exhibit 99.1

Century Communities Elects Patricia Arvielo To Its Board of Directors

Greenwood Village, Colorado (December 9, 2020) - Century Communities, Inc. (NYSE: CCS), a leading national homebuilder, is pleased to announce the election of Patricia Arvielo as a new independent director to its Board, effective January 1, 2021.

Ms. Arvielo brings more than 39 years of mortgage and real estate industry experience to the Century Communities Board. She is the President and Co-Founder of New American Funding, one of the largest independent mortgage companies in the U.S., where she leads the company’s sales and operations efforts. Ms. Arvielo is a first-generation Latina and an award-winning entrepreneur and adviser on several committees, including the Mortgage Bankers Association, the National Association of Hispanic Real Estate Professionals, and the Housing Counseling Federal Advisory Committee. At New American Funding, she founded the Latino Focus and New American Dream initiatives to identify and address challenges Hispanic and Black consumers face in their pursuit of homeownership and to enhance the quality of their lending experience. Ms. Arvielo frequently visits Washington, D.C. to lobby for the industry and homeowners, is a popular keynote speaker for mortgage events across the nation and was recognized by Ernst & Young as the 2016 EY Entrepreneur of The Year® Orange County.

“We are pleased to welcome Patty to our Board of Directors,” said Dale Francescon, Chairman and Co-Chief Executive Officer. “Patty is a highly accomplished executive whose vast experience, considerable skill set and impressive track record of successful execution will add an incremental level of expertise to our Board.”

“Patty’s unique perspective will be invaluable as we advance our strategic initiatives, grow the Company and further drive Century’s success,” said Rob Francescon, Co-Chief Executive Officer. “We look forward to her contributions as we continue to focus on maximising long-term value creation for Century’s shareholders.”

About Century Communities:
Century Communities, Inc. (NYSE: CCS) is a top 10 national homebuilder. Offering new homes under the Century Communities and Century Complete brands, Century is engaged in all aspects of homebuilding — including the acquisition, entitlement and development of land, along with the construction, innovative marketing and sale of quality homes designed to appeal to a wide range of homebuyers. The Colorado-based company operates in 17 states across the U.S., and offers title, insurance and lending services in select markets through its Parkway Title, IHL Insurance Agency, and Inspire Home Loan subsidiaries. To learn more about Century Communities, please visit www.centurycommunities.com.

Contact Information:
Hunter Wells, Vice President of Investor Relations
719-426-3520
Hunter.Wells@CenturyCommunities.com